CORPORATE PARTICIPANTS

Christopher J. Killoy Sturm, Ruger & Company, Inc. - President, CEO & Director Kevin B. Reid Sturm, Ruger & Company, Inc. - VP, General Counsel & Corporate Secretary Thomas A. Dineen Sturm, Ruger & Company, Inc. - Senior VP, Treasurer & CFO

CONFERENCE CALL PARTICIPANTS

Ryan F. Hamilton Morgan Dempsey Capital Management, LLC - Portfolio Manager PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by, and welcome to the Fourth Quarter 2019 Sturm, Ruger Earnings Conference Call. (Operator Instructions) Please be advised that today's conference is being recorded. (Operator Instructions)

I would now like to hand the conference over to CEO and President, Christopher Killoy.

Christopher J. Killoy Sturm, Ruger & Company, Inc. - President, CEO & Director

Thank you. Good morning, and welcome to the Sturm, Ruger & Company Year-end 2019 Conference Call. I would like to ask Kevin Reid, our General Counsel, to read the caution on forward-looking statements. Then Tom Dineen, our Chief Financial Officer, will give an overview of the fourth quarter and 2019 financial results, and then I will discuss our operations and the state of the market. After that, we'll get to your questions. Kevin?

Kevin B. Reid Sturm, Ruger & Company, Inc. - VP, General Counsel & Corporate Secretary

We want to remind everyone that statements made in the course of this meeting that state the company's or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the company's SEC filings, including, but not limited to, the company's reports on Form 10-K for the year ended December 31, 2019, and of course, on the forms 10-Q for the first, second and third quarters of 2019.

Copies of these documents may be obtained by contacting the company or the SEC, or on the company's website at ruger.com/corporate or the SEC website at sec.gov.

We do reference non-GAAP EBITDA. Please note that the reconciliation of GAAP net income to non-GAAP EBITDA can be found in our Form 10-K for the year ended December 31, 2019, and again, on our forms 10-Q for the first 3 quarters of 2019, which also are posted on our website.

Furthermore, the company disclaims all responsibility to update forward-looking statements. Chris?

Christopher J. Killoy Sturm, Ruger & Company, Inc. - President, CEO & Director

Thank you, Kevin. Now Tom will discuss the company's 2019 results.

Thomas A. Dineen Sturm, Ruger & Company, Inc. - Senior VP, Treasurer & CFO

Thanks, Chris. Before we get into the financials, I would like to acknowledge the delay in the filing of our Form 10-K last night. We plan to file our Form 10-K at 5:00 Eastern Time as we normally do. Unfortunately, our third-party service provider had a technical issue getting our Form 10-K uploaded to the SEC. As a result, our Form 10-K was not posted on the SEC website until 6:00 this morning. We apologize for any confusion or inconvenience.

Now to the financial results. For 2019, net sales were $410.5 million and diluted earnings were $1.82 per share. For 2018, net sales were $495.6 million and diluted earnings were $2.88 per share. For the fourth quarter of 2019, net sales were $105.1 million and diluted earnings were $0.46 per share. For the corresponding period in 2018, net sales were $121.1 million and diluted earnings were $0.69 per share.

The balance sheet. At December 31, 2019, our cash and short-term investments, which are invested in U.S. T-bills totaled $164.9 million. Our current ratio was 4.1:1, and we had no debt. At December 31, 2019, stockholders' equity was $285.5 million, which equates to a book value of $16.05 per share, of which $9.28 per share was cash and short-term investments.

Cash flows. In 2019, we generated $50 million of cash from operations. We reinvested $20 million of that back into the company in the form of capital expenditures, primarily related to new products. We estimate that 2020 capital expenditures will be approximately $20 million, with a focus, again, on new product development.

Cash returned to shareholders. In 2019, we returned $16 million to our shareholders through the payment of $14 million of dividends and the repurchase of 44,500 shares of our common stock in the open market at an average price of $44.83 per share for a total of $2 million.

Our Board of Directors declared an $0.18 per share quarterly dividend for shareholders of record as of March 13, 2020, payable on March 27, 2020. As a reminder, our quarterly dividend is approximately 40% of net income and, therefore, varies quarter-to-quarter. That's the financial update for 2019. Chris?

Christopher J. Killoy Sturm, Ruger & Company, Inc. - President, CEO & Director

Thanks, Tom. 2019 was a challenging year for the firearms industry as manufacturing overcapacity, excess inventories at all levels of the channel and a continued softness of demand led to a marketplace settled with undisciplined discounting, reckless extension of payment terms and excessive promotions.

Conversely, our promotional efforts in 2019 were more measured and instead, we focused on our long-term objectives, which include investing in our new product development process, strengthening our brand, fortifying our balance sheet and bolstering the profitability of the Ruger product line for our downstream distribution partners, all of which enhance our delivery of shareholder value.

The estimated sell-through of the company's products from the independent distributors to retailers in 2019 decreased 18% from 2018. The reduction in the sell-through of the company's products may be attributable to the following: more aggressive promotions, discounts, rebates and the extension of payment terms offered by many of our competitors; the loss of a formerly significant distributor that ultimately filed for bankruptcy protection in June 2019, and the market disruption caused by the subsequent liquidation of its inventory of Ruger products; the loss of 3 additional smaller distributors in the second half of 2019; and decreased retailer inventories as the anticipation of further discounting continued to encourage cautious buying behavior by those retailers.

We use adjusted NICS background checks as a proxy for consumer firearms demand. However, adjusted NICS is not a perfect metric, as it can be impacted by changes in state laws and regulations and many directives and interpretations issued by government agencies. For example, the use of state issued permits to carry firearms in lieu of NICS background checks for certain transactions was significantly curtailed in 2019. This resulted in the 2019 increases in adjusted NICS background checks for the states of Alabama and Minnesota of 66% and 33%, respectively.

Excluding Alabama and Minnesota, adjusted NICS decreased 1% in 2019 compared to an increase of 1% as reported. Also, adjusted NICS includes used gun sales, which can unduly impact its results for a particular period or comparison. Despite its limitations and anomalies, we believe adjusted NICS provides insight into the underlying demand for firearms at the consumer level.

New product development. Our commitment to new product development remains steadfast, as evidenced by the strength of our new product introductions in 2019, which included the Ruger-57 pistol, which has been one of the hottest products in the industry since its launch in December. In fact, it is on the front cover of the most recent American Rifleman magazine. The LCP II and .22 Long Rifle, the latest addition to the LCP family of compact pistols, which was also introduced in December and continues to enjoy strong demand, and the Wrangler revolver whose demand has outstripped production since its launch last April, despite a doubling of manufacturing capability.

New products represented $102 million or 26% of firearm sales in 2019 compared to $145.6 million or 30% of firearms sales in 2018. In 2019, we shipped well over 800 unique models in 40 major product families. We have about 400 catalog models, so half of the models that we shipped last year were noncatalog models, which is not uncommon. These were derivatives of existing models, featuring a different caliber, barrel length or finish. Some of these distributor exclusives have been offered for many years as they remain in strong demand, while others were new in 2019, including the Security-9 compact pistols and the Security-9 Pro and compact Pro models, the Ruger American Bolt-Action Rifle and AR-556 Modern Sporting Rifle chambered in 350 Legend, the PC Carbine chassis models with free-float handguards, new Ruger custom shop offerings, including the Super GP100 revolver in 9-millimeter, the 1911 officer-style pistol, and 10/22 competition models.

These derivatives are not included in our new product sales total because we include only major new products that were introduced in the past 2 years. It's a pretty tough standard, but it helps us focus on the significant breakthrough new products. Thanks to our longstanding, unwavering commitment to new product development, we are in great shape product-wise as we head into 2020.

Production and inventory. We base our production and manage our inventory levels, primarily through semimonthly reviews of the following: our sales, the estimated sales of our products from the independent distributors to retailers, our inventory and the inventories of Ruger products at our independent distributors.

All of these reviews are done for each of our 40 product families. While it's always tempting to maintain or even increase production to better utilize manufacturing capacity and leverage fixed costs, we take a more disciplined approach and in 2019, we decreased total unit production by 18% or almost 300,000 units from 2018. Our manufacturing folks did a great job proactively managing our workforce in 2019 by implementing a hiring freeze, allowing attrition to reduce our workforce, reducing over time, and taking 5 additional shutdown days in addition to our normal shutdown week in July.

As a result, our finished goods inventory decreased by 13,000 units and distributor inventories of our products decreased by 29,000 units during 2019. In the aggregate, this was an 11% decrease in 2019. This disciplined approach, which likely hindered our 2019 financial results, has us well positioned for 2020.

Cash. Our cash generation in 2019 was $50 million. Our cash and short-term investment balance of $165 million is more than we need to support our daily operations. Our financial strength places us in a unique and enviable position in our industry from which we can either profitably weather a storm or thrive in a recovering market, always keeping an eye out for long-term opportunities that may emerge.

Rest assured, our capital allocation philosophy has not changed. We are continually looking for opportunities to generate strong returns with our capital. If we get to a point where we decide that we will not be able to employ our accumulated capital, we return the cash to our shareholders in the form of dividends.

As I stated at the beginning of my comments, 2019 was a challenging year for our company. But I couldn't be any proud of our people and the way they managed through those challenges. At each of our facilities, the Ruger team continues to impress me with their commitment to excellence and drive for continuous improvement. In Prescott, Arizona, we designed and launched the Ruger-57 pistol, along with a slew of Security-9, Mark IV and 22/45 pistol derivatives and distributor exclusives.

In Newport, New Hampshire, our team's rapidly increased production capacity of the Wrangler revolver line, almost exclusively with repurposed machines that were already in-house. They also delivered an amazing array of cool new products such as the Pistol Caliber Carbine chassis models and numerous distributor exclusives.

In Mayodan, North Carolina, we reached the employment threshold needed to lock in our state incentives for years to come, while delivering awesome new products such as the AR-556 pistol, the American Rifle and AR-556 chambered and 350 Legend and in December, the LCP II chambered in .22 Long Rifle.

Meanwhile, our teams at Pine Tree Castings automated numerous high-volume operations to improve repetitive motion ergonomics and insourced heat treating to improve quality and delivery on the critical parts for our high-impact new products, such as Ruger-57 pistol, LCP. 22 and the Wrangler single-action revolvers.

And out at Ruger Precision metals, our metal injection molded facility in Earth City, Missouri, we expanded capacity to support our new product launches and develop 3D printed mold technology that led to the production of 22 molds in Q3 and Q4, with an average lead time of only 8 days per mold versus 8 to 14 weeks using traditional methods.

With our great stable of new products entering 2020, I am very optimistic about our future. As I tell our team at the kickoff of any major trade show or at one of our quarterly all-hands meetings, there is no company in this industry that I would rather be at, and I consider a great privilege to serve as Ruger CEO.

Those were the highlights of 2019. Operator, we may please have the first question.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Our first question comes from the line of Ryan Hamilton with Morgan Dempsey.

Ryan F. Hamilton Morgan Dempsey Capital Management, LLC - Portfolio Manager

You touched a little bit on overcapacity and excess inventories. Could you give us a little color as far as what the mix of that oversupply is? What you're seeing as far as, is it more long range, is it pistols? Could you just kind of touch on that a little?

Christopher J. Killoy Sturm, Ruger & Company, Inc. - President, CEO & Director

Well, I think as it relates to 2019, a lot of that has worked its way through the system. We saw throughout 2019, I'd say, excess capacity in the modern sport and rifle category, in particular, heavy discounting and, in fact, saw several manufacturers exit that category completely. So I think that a lot of that has worked its way through the system. I'm optimistic that maybe some of that capacity is no longer there, and that as we enter 2020, we're going to be in better shape certainly at Ruger and, hopefully, as an industry.

Ryan F. Hamilton Morgan Dempsey Capital Management, LLC - Portfolio Manager

Is that how yours -- you're really analyzing how inventories are increasing or decreasing by looking at the amount of discounting that some of your competitors are doing? Is that one metric?

Christopher J. Killoy Sturm, Ruger & Company, Inc. - President, CEO & Director

That's one metric. The other, of course, is we stay very in tune through our sales network, through our distribution network, frankly, knowing what's going on at our competition, knowing whether there certain competitors are struggling financially. And we see both the level of discounting, in the case of public companies, of course, we can see their filings just like you can see the Ruger filings, and we try to keep an eye on all those metrics. And then in particular, again, as I mentioned, our SIOP process, the sales inventory operations planning process that we do every 2 weeks, is really where we take a deep dive by each product family because at any one time, you may be increasing the rate of one product family and decreasing the rate of the other to take advantage of what's going on in the marketplace.

Ryan F. Hamilton Morgan Dempsey Capital Management, LLC - Portfolio Manager

Sure. That makes a lot of sense. I ask every quarter just about cadence of the quarter. Could you kind of walk us through how December looked compared to November, November to October? And I know you had a holiday in there, but maybe just a little color on that would be appreciated.

Christopher J. Killoy Sturm, Ruger & Company, Inc. - President, CEO & Director

You know we typically don't comment on month-to-month specifics, but I will tell you throughout the fourth quarter, we saw a steady improvement and by the time we hit December, we saw -- certainly, it looked like things were selling through, both from our distributors and at retail. As you note from the numbers that Tom presented, when you look at our inventories, both at Ruger and then at what we saw with our distributors' inventories, both those numbers were down. We're very pleased to see the product that we shipped in December seems to have sold through pretty well in subsequent time periods from our distributors. So we're -- we think that bodes well going forward.

Ryan F. Hamilton Morgan Dempsey Capital Management, LLC - Portfolio Manager

Sure, you know that's good. When I'm looking at -- you touched on the loss of a few smaller distributors. When a distributor falls out of the market, do you see that volume soaked up by other distributors? And what kind of time lag does it take for them to absorb all of that?

Christopher J. Killoy Sturm, Ruger & Company, Inc. - President, CEO & Director

That's a good question. What typically happens, depending on how that distributor winds up their business, if it's handled in an orderly manner, sometimes that inventory is sold off to another wholesale distributor. Obviously, we hope it's a Ruger distributor. And then other times, if it's somewhat less measured and a little bit more chaotic, as we saw in some of the earlier bankruptcies, then it creates some disruption in the marketplace as far as discounting, as product is liquidated, et cetera. But the biggest challenge in transitioning that business to other distributors is really opening up lines of credit. The one thing that we forget sometimes with distributors is they are more than just warehouses and salespeople, they also put their working capital at risk into the marketplace to provide payment terms for our independent retailers and in Ruger's case, our national accounts, our big box stores as well. So that's an important function for distributors, and that sometimes takes more time than we would like to transition that from a distributor who goes out of business to the remaining distribution base.

Ryan F. Hamilton Morgan Dempsey Capital Management, LLC - Portfolio Manager

Sure. That's a good point. I ask a lot on headcount. You touched on your staffing. Could you just give us a feel if there -- you're having any challenges filling any specific roles?

Christopher J. Killoy Sturm, Ruger & Company, Inc. - President, CEO & Director

Well, right now, frankly, we've got the help on and sign out at each one of our facilities for folks to help us with production. We're also actively looking for additional engineering talent. We're always on the lookout for good manufacturing engineers as well as design engineers. So that -- again, we have those on our website, and that can be a good indication of where the business is going.

Ryan F. Hamilton Morgan Dempsey Capital Management, LLC - Portfolio Manager

Great. And I just have one more on raw material inputs, any inflation of note?

Christopher J. Killoy Sturm, Ruger & Company, Inc. - President, CEO & Director

No, we really haven't seen that. I think things have settled down on the steel side of things. We saw earlier in the year as tariffs entered the equation, again, we buy all our steel domestically, but we did see a tightening of supply earlier in the year as domestic sources were perhaps had more customers than they were used to. But at this point, we haven't really seen an inflation from a pricing standpoint or restriction of supply. So I think we're in pretty good shape.

Ryan F. Hamilton Morgan Dempsey Capital Management, LLC - Portfolio Manager

So it's good. Where is the Annual Shareholder Day at this year? Do you guys have that figured out?

Christopher J. Killoy Sturm, Ruger & Company, Inc. - President, CEO & Director

This year it's going to be in Mayodon, North Carolina, and that information -- yes, it's going to be in Mayodon, North Carolina on Wednesday, May 13. We'll have a tour for analysts at the factory and the actual meeting itself will be in Greensboro.

Operator

(Operator Instructions) And I'm showing no further questions. So with that, I'll turn the call back over to CEO and President, Christopher Killoy, for any further remarks.

Christopher J. Killoy Sturm, Ruger & Company, Inc. - President, CEO & Director

In closing, I would like to thank you for your continued interest in Ruger, and I would like to thank our loyal customers and the 1,600 hard-working members of the Ruger team, who design and manufacture rugged and reliable firearms every day in our Ruger American factories. I look forward to seeing many of you at our 2020 Annual Meeting on Wednesday, May 13, in Greensboro, North Carolina.

Operator

Ladies and gentlemen, this concludes today's conference call. Thank you for participating, and you may now disconnect.

DISCLAIMER

Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Briefs are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT BRIEFS REFLECTS THOMSON REUTERS'S SUBJECTIVE CONDENSED PARAPHRASE OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT BRIEF. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

©2020 Thomson Reuters. All Rights Reserved.